EXHIBIT 95.1

MINE SAFETY DISCLOSURES

The following disclosure is provided pursuant to Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), Section 13(a) of the Securities Exchange Act of 1934, as amended, and Item 104 of Regulation S-K (17 C.F.R. § 229.104), in respect of each coal or other mine of NioCorp Developments Ltd. (the "Company") or any of its subsidiaries that was subject to the jurisdiction of the U.S. Department of Labor, Mine Safety and Health Administration ("MSHA") under the Federal Mine Safety and Health Act of 1977, as amended (the "Mine Act"), at any time during the three months ended March 31, 2026.

During the three months ended March 31, 2026, the Elk Creek Critical Minerals Project in Johnson County, Nebraska (the "Elk Creek Project"), operated by Elk Creek Resources Corp. ("ECRC"), an indirect majority-owned subsidiary of the Company, became subject to the jurisdiction of MSHA under the Mine Act. The MSHA Mine Identification Number for the Elk Creek Project is 25-01332. No other properties of the Company or its subsidiaries were subject to MSHA jurisdiction during the quarter. No events required to be disclosed under Item 104 of Regulation S-K occurred at the Elk Creek Project, or at any other property of the Company or its subsidiaries, during the three months ended March 31, 2026.

Citations, Orders, Assessments and Fatalities

Mine or Operating Name / MSHA ID	Section 104 S&S Citations (1)	Section 104(b) Orders (2)	Section 104(d) Citations and Orders (3)	Section 110(b)(2) Violations (4)	Section 107(a) Orders (5)	Total Dollar Value of Proposed MSHA Assessments ($) (6)	Mining-Related Fatalities
Elk Creek Critical Minerals Project (MSHA ID: 25-01332)	0	0	0	0	0	$0	0

Pattern of Violations Notices and Legal Actions

Mine or Operating Name / MSHA ID	Pattern of Violations Notice Under Section 104(e) (7)	Potential Pattern Notice Under Section 104(e) (7)	Legal Actions Pending as of Last Day of Period (8)	Legal Actions Initiated During Period (8)	Legal Actions Resolved During Period (8)
Elk Creek Critical Minerals Project (MSHA ID: 25-01332)	No	No	0	0	0

Notes to the Foregoing Tables:

(1) Citations issued under Section 104 of the Mine Act, 30 U.S.C. § 814, for violations that could significantly and substantially contribute to the cause and effect of a mine safety or health hazard (“S&S” citations).

(2) Orders issued under Section 104(b) of the Mine Act for failure to abate a cited violation within the period specified in the citation.

(3) Citations and orders issued under Section 104(d) of the Mine Act for unwarrantable failure to comply with mandatory health or safety standards.

(4) Flagrant violations issued under Section 110(b)(2) of the Mine Act, 30 U.S.C. § 820(b)(2).

(5) Orders issued under Section 107(a) of the Mine Act, 30 U.S.C. § 817(a), for the existence of an imminent danger.

(6) Proposed assessments received from MSHA during the period under 30 C.F.R. Part 100. Amounts shown reflect proposed assessments received during the period and do not reflect any subsequent settlement, adjustment, or final determination.

(7) Written notices received from MSHA under Section 104(e) of the Mine Act, 30 U.S.C. § 814(e), of a pattern of violations, or of the potential to have such a pattern.

(8) Legal actions before the Federal Mine Safety and Health Review Commission (the “FMSHRC”), including contests of citations, orders, and proposed penalties; complaints for compensation under Section 111 of the Mine Act; complaints of discharge, discrimination, or interference under Section 105 of the Mine Act; applications for temporary relief under Section 105(b)(2) of the Mine Act; and appeals of judges’ decisions or orders to the FMSHRC.